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                                                                    EXHIBIT 99.1


(NORTHERN BORDER PARTNERS, L.P. LOGO)          News         13710 FNB Parkway
                                               Release      Omaha, NE 68154-5200

                                               For Further Information
                                               Contact:

                                               Media Contact:
                                               Beth Jensen
                                               (402) 492-3400

                                               Investor Contact:
                                               Ellen Konsdorf
                                               Lisa Couillard
                                               (877) 208-7318


NORTHERN BORDER PARTNERS, L.P. TO PRESENT
AT THE A.G. EDWARDS' ENERGY CONFERENCE

FOR IMMEDIATE RELEASE: Friday, March 19, 2004

         OMAHA - Northern Border Partners, L.P. (NYSE - NBP) is participating in the A.G. Edwards' Energy Conference on Wednesday, March 24, 2004 in Boston. Northern Border Partners will be among a number of energy companies participating in the conference. Jerry Peters, chief financial officer, will present information concerning Northern Border Partners' performance, strategy and outlook. The Partnership will also reaffirm its 2004 guidance of EBITDA of $333 million to $343 million, $124 million to $130 million of net income and earnings per unit of $2.46 to $2.56.

         A copy of the slide presentation as well as reconciliations of any non-GAAP financial information included in those slides or the presentation will be available beginning March 23 on the Northern Border Partners web site: http://www.northernborderpartners.com.

         Northern Border Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information may be found at http://www.northernborderpartners.com.



This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners,


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L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include natural gas development in the Western Canadian Sedimentary Basin; our ability to settle with the Fort Peck Tribes on rights-of-way and tax issues and to recover the associated costs in pipeline rates; the rate of development, gas quality, and competitive conditions in gas fields near the Partnership's natural gas gathering systems in the Powder River and Williston Basins and its investments in the Powder River and Wind River Basins; regulatory actions and receipt of expected regulatory clearances; renewal of the coal slurry transportation contract under favorable terms; competitive conditions in the overall natural gas and electricity markets; performance of contractual obligations by the shippers; prices of natural gas and natural gas liquids; developments in the voluntary petition for bankruptcy including Enron's formation of CrossCountry Energy, of which Northern Plains Natural Gas Company and Pan Border Gas Company would be a part; regulation under the Public Utility Holding Company Act of 1935, including the inability to or a delay in obtaining requisite approvals for activities not pre-approved or exempted; actions by rating agencies; our ability to renegotiate gathering contracts with producers; our ability to complete acquisitions or growth projects and their future performance; our ability to control operating costs; and conditions in the capital markets and our ability to access the capital markets.



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